                   HONEYWELL INTERNATIONAL INC. SEVERANCE PLAN
                              FOR SENIOR EXECUTIVES

                              Amended and Restated
                                 Effective as of
                                December 20, 2001

                                     PART I
                               GENERAL PROVISIONS

1. Purpose.

     The purpose of the Honeywell International Inc. Severance Plan for Senior Executives (the "Plan") is to provide severance related benefits to selected eligible employees of a Honeywell International Employer (as defined in Part II) who are employed in a position in Career Band 6 or above and whose employment relationship is involuntarily terminated at the initiative of the Employer for reasons other than Gross Cause (as defined below). This Plan is intended to be an unfunded plan for a select group of management or highly compensated employees for purposes of ERISA (as defined below).

     This Plan is comprised of Part I--general provisions relating to the operation of the Plan, and Part II--special provisions that become effective only upon a Change in Control (as defined below). As set forth herein, this Plan constitutes the amendment and restatement, as of December 20, 2001, of the Severance Plan for Senior Executives established by Allied Corporation on March 31, 1983 and amended and restated by AlliedSignal Inc. as of April 25, 1988, January 1, 1990, April 29, 1991, January 1, 1994 and May 1, 1999.

     As used throughout the Plan unless otherwise clearly or necessarily indicated by context:

     (a) "Annual Base Salary" means an amount equal to the product of Base Salary and twelve.

     (b) "Annual Incentive Compensation" means, except as provided in Section 19(b), the product of (i) times (ii) where (i) is the target percentage that would be utilized in determining the Incentive Award for the Participant in the calendar year in which Participant's Covered Termination occurs and (ii) is Annual Base Salary.

     (c) "Base Salary" means the monthly base salary payable to a Participant at the highest rate in effect during any of the thirty-six months preceding a Covered Termination.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Career Band" means the salary and position classification system adopted by the Company for use after January 1, 1994.

     (f) "Change in Control" is deemed to occur at the time (i) when any entity, person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Common Stock, (iii) of a merger in which the Company will not survive as an independent, publicly owned corporation, (iv) of a consolidation, or a sale, exchange or other disposition of all or substantially all of the Company's assets, (v) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (vi) of any transaction or other event which the Management Development and Compensation Committee of the Board, in its discretion, determines to be a Change in Control for purposes of this Plan.

     (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (h) "Common Stock" means the common stock of the Company or such other stock into which the common stock may be changed as a result of split-ups, recapitalizations, reclassifications and any similar transaction.

     (i) "Company" means Honeywell International Inc., a Delaware corporation.

     (j) "Covered Termination" means, except as provided in Section 19(c), a Participant's Discharge. Notwithstanding the preceding sentence, in the event of a sale or transfer of a facility or line of business that causes a severance of the employment relationship with the Employer, a Covered Termination shall be deemed to have occurred only if the Participant is not offered substantially comparable employment with the new employer, as determined by the Plan Administrator, in its sole discretion. In addition, following a Change in Control, a Covered Termination shall include any geographic relocation of the Participant's position to a new location which is more than fifty (50) miles from the location of the Participant's position immediately prior to a Change in Control.

     (k) "Discharge" means an involuntary termination of a Participant's employment relationship by the Employer for reasons other than death or Gross Cause.

     (l) "Determination Year" means a calendar year within which performance is measured for purposes of determining the amount of Incentive Awards payable for that year.

     (m) "Effective Date" means March 31, 1983.

     (n) "Employer" means the Company and its participating divisions, subsidiaries, strategic business units and their respective successors.

     (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with applicable final regulations thereunder.

     (p) "Gross Cause" means, except as provided in Section 19(f), conduct by a Participant which is a fraud, misappropriation of Employer property or intentional misconduct damaging to such property or business of an Employer, or the commission of a crime. Gross Cause shall be determined by the Plan Administrator in its sole and absolute discretion.

     (q) "Incentive Award" means an incentive compensation award or any other annual incentive award determined under the AlliedSignal Inc. Incentive Compensation Plan for Executive Employees , and any predecessor or successor plan, but shall not include any performance improvement award or any other long-term incentive award under any such plan.

     (r) "Named Fiduciary" means the Plan Administrator and/or such other committee, entity or person as the Company or the Plan Administrator may designate to administer the terms and conditions of the Plan, as the case may be.

     (s) "Participant" means an Existing Participant, an Officer Participant or a New Participant.

         (i) "Existing Participant" means, except as further defined in Part II an individual who, on July 1, 1993, was an employee of an Employer in Salary Grade 20 or above or in a position comparable to a position of Salary Grade 20 or above.

         (ii) "Officer Participant" means, except as further defined in Part II, an individual (other than an Existing Participant) who is an officer of an Employer in Band 7 as determined by the Plan Administrator in his or her sole discretion.

         (iii) "New Participant" means an individual (other than an Existing Participant and an Officer Participant) who is employed by an Employer in a position evaluated in Career Band 6 or above or in a position comparable to a position in Career Band 6 or above, all as determined by the Plan Administrator in his or her sole discretion.

         (iv) Notwithstanding any Plan provisions to the contrary, if as a result of the merger of AlliedSignal Inc. and Honeywell Inc., a former employee of Honeywell Inc. who would otherwise satisfy the definition of Participant remains covered by a severance plan sponsored by Honeywell Inc. or an individual severance agreement between such individual and Honeywell Inc., such individual shall not become a Participant in this Plan until the earlier of the date (A) such individual waives his or her rights to benefits under such other severance plan or arrangement, or (B) such other plan or individual severance agreement lapses or is otherwise terminated.


     (t) "Pay Continuation" means the component of the severance benefit described in Section 3(a)(i):

     (u) "Plan Administrator" means the person defined in Section 7 and Section 22(a).

     (v) "Pro Rata Factor" means (I) for the Determination Year in which a Covered Termination occurs, a fraction the numerator of which is equal to the number of calendar months which have elapsed from the first day of the calendar month following the Covered Termination through December 31st of the Determination Year, and the denominator of which is twelve, and (ii) for any subsequent Determination Year shall mean a fraction, the numerator of which is equal to the Severance Pay Factor, reduced by the number of calendar months which have elapsed from the first day of the calendar month following the Covered Termination through December 31st of the year preceding the Determination Year, and the denominator of which is twelve; provided, however, that the Pro Rata Factor shall never be greater than 1.0.

     (w) "Prorated Annual Incentive Compensation" means the component of the severance benefit described in Section 3(a)(ii).

     (x) "Salary Grade" means the salary and position classification used by the Company prior to January 1, 1994, or any comparable salary and position classification used by any other Employer.

     (y) "Severance Pay Factor" means, with respect to any Participant, the relevant factor specified in Section 3(a)(i)(A).

     (z) "Severance Period" means the period, commencing on the first day of the first month following a Covered Termination, which is comprised of the number of consecutive months equal to the lesser of (i) the Severance Pay Factor, or (ii) the number of months occurring before the first day of the month following the Participant's attainment of age 65 or, if later, eligibility to receive an unreduced retirement benefit under a qualified defined benefit pension plan maintained by an Employer. In the event of a Change in Control, the Severance Period will commence immediately following the expiration of the Notice Period (if any) and Vacation Period payments referenced in Section 4(b) hereof.

2. Participation.

     (a) An employee of an Employer who is at any time a Participant shall continue to be a Participant in the Plan until the earlier of (i) the date the employment relationship with the Employer is severed for reasons other than a Covered Termination, or (ii) the date the employee ceases to be employed in a position equivalent to Career Band 6 or above; provided, however, any employee who ceases to be employed in a position equivalent to Career Band 6 or above on or after a Change in Control shall nevertheless continue to be a Participant in the Plan.

     (b) A Participant in the Plan who is at any time the subject of a Covered Termination shall continue to be a Participant until all of the benefits for which he or she is entitled under Section 3, if any, have been paid.

3. Severance Benefits.

     (a) Eligibility for Benefits. Subject to subparagraph (b) below, a Participant who is the subject of a Covered Termination shall receive the benefits described in this Section 3.

         (i)   Pay Continuation.

               (A) An Existing Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by the relevant Severance Pay Factor determined as follows (a detailed schedule of each Existing Participant's Severance Pay Factor is attached hereto as Exhibit A):


                  Salary Grade as of July 1, 1993       Severance Pay Factor
                  -------------------------------       --------------------

                             20 and 21                           18
                             22 and 23                           24
                             24 and above                        36

                   Provided, however, that the Severance Pay Factor of an Existing Participant, whose Salary Grade is reduced after a Change in Control, shall not be reduced.

               (B) An Officer Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by a Severance Pay Factor of 18 (or 36 in the case of an Officer Participant who is an Executive Vice President or Senior Vice President), or following a Change in Control, a Severance Pay Factor of 24 (36 in the case of an Officer Participant who is an Executive Vice President or Senior Vice President).

               (C) A New Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by a Severance Pay Factor of 12.

         (ii) Annual Incentive Compensation. An Existing Participant or an Officer Participant shall receive a benefit in an amount equal to his or her Annual Incentive Compensation multiplied by the applicable Pro Rata Factor. The Pro Rata Factor shall be determined for the calendar year in which a Covered Termination occurs and each calendar year thereafter through the end of the calendar year in which the Severance Period ends.

         (iii) Benefit Continuation. For the duration of the Severance Period, the Employer will continue the Participant's employee benefits including, without limitation, continuation of the Participant's savings plan participation (to the extent permissible under Section 401(a) of the Code, provided, however that company matching contributions for Participants shall be limited to eighteen months and basic and contributory life and medical insurance (including qualified dependents) ("welfare plan coverage"), at the active employee coverage level and prevailing employee contribution rate, if any; provided, however, (A) that such level of welfare plan coverage shall not exceed the level of welfare plan coverage in effect on the date of the Participant's Covered Termination, (B) that such continuation of welfare plan coverage will cease on the date similar benefits are provided the Participant by a subsequent employer, (C) executive perquisites, such as automobiles or memberships, will be governed by the terms of the particular programs, and (D) that no employee benefit shall be continued for a longer period of time than that provided by the terms of the controlling employee benefit plan applicable to the Participant on the date of such Participant's Covered Termination. Notwithstanding the foregoing (but subject to Sections 5 and 20(c)), to the extent that a Participant was provided with a flex-perk allowance, executive liability and auto insurance or an executive life insurance plan or policy immediately prior to a Covered Termination, such benefit or benefits shall be continued for the duration of the Severance Period.

         (iv) Pension Service Continuation. Except as otherwise provided by an applicable pension plan and, subject to the requirements for qualification of Section 401(a) of the Code, only the first twelve (12) months of the Severance Period, Pay Continuation and Prorated Annual Incentive Compensation will be recognized for purposes of the vesting and pension calculation provisions of the AlliedSignal Inc. Retirement Program or any other pension plan sponsored by an Employer in which the Participant participates. The normal policy for qualifying leaves remains applicable thereafter.

     (b) Benefits Conditioned on Release. Notwithstanding anything in this
         Section 3 to the contrary, all benefits under this Plan except benefits provided pursuant to Part II, shall be provided in consideration for, and conditioned upon, execution of a release by the Participant of all current or future claims, known or unknown, arising on or before the date of the release against the Employer, its subsidiaries, affiliates and their respective officers, directors and employees in a form and manner prescribed by the Plan Administrator. Additionally, no severance benefits shall be payable under this Section 3 unless the Participant has returned to the Employer all property of the Employer and any information of a proprietary nature in his or her possession.

     (c) Benefit Limitations.

         (i) Except as provided in subparagraph (ii) below, any benefit determined to be payable to a Participant under any other severance plan sponsored or funded by an Employer shall be reduced by the amount of any similar benefit payable to the Participant under this Plan (excluding any benefit payable under Section 20(a)) regardless of whether the benefit determined under the Plan is payable at an earlier or a later date than payments under such other severance plan.

         (ii) Any benefit determined to be payable under this Plan (excluding any benefit payable under Section 20(a)) to a Participant who was not eligible to participate in this Plan prior to April 25, 1988 will be reduced to the extent of any duplication of benefits between the Plan and any benefits that may be payable to the Participant under arrangements existing prior to April 25, 1988.

4. Benefit Payments.

     (a) Form and Timing of Payments. Except as provided in Sections 21(a) and 21(b), any Pay Continuation shall be paid in equal monthly installments during the Severance Period, and any Prorated Annual Incentive Compensation shall be paid annually as soon after the end of the Determination Year as is practicable. No Prorated Annual Incentive Compensation shall be payable for any Determination Year with respect to which the Pro Rata Factor is less than or equal to zero.

     (b) Interim Incentive Compensation Payments. In the event that a Participant's employment is terminated pursuant to a Covered Termination within two years following a Change in Control, the Participant shall be paid an additional amount, with respect to any notice period provided under applicable law (whether working or non-working) ("Notice Period"), if any, and any periods of accrued and unused vacation time (not including any 'grandfathered' transitional vacation credited to a Participant), but only to the extent paid periodically ("Vacation Period"), equal to the product of (1) the amount of annual incentive compensation that such

         Participant would earn for the year of termination under the incentive compensation plan in which such Participant participated immediately prior to such termination (assuming performance at the target level of performance), and (2) a fraction, the numerator of which is the sum of the number of days in the Participant's Notice Period and Vacation Period, and the denominator of which is 365; provided, however, the numerator of such fraction shall not include any period for which you have already received or will receive a short-term incentive compensation award. Any amount payable pursuant to this Section 4(b) shall be paid in the normal course pursuant to the terms of the incentive compensation plan in which such Participant participated immediately prior to such termination, unless specifically otherwise provided in this Plan.

5. Forfeiture of Benefits.

     Notwithstanding anything to the contrary in the Plan and except as provided in Section 21(c), a Participant receiving benefits or otherwise entitled to receive benefits under this Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, either before or after termination of employment, as determined by the Named Fiduciary, in its sole discretion (a) is convicted of a felony, (b) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of the Employer for personal gain or for the benefit of another party, (c) actively recruits and offers employment to any management employee of the Employer, or (d) engages in intentional misconduct substantially damaging to the property or business of any Employer, or (e) makes false or misleading statements about the Employer or its products, officers or employees to competitors or customers or potential customers of the Employer, or to current of former employees of the Employer.

6. Payment of Benefits Upon Incompetence or Death.

     In the event the Named Fiduciary is presented with evidence satisfactory to it that a Participant receiving benefits or entitled to receive benefits is adjudged to be legally incompetent, the remainder of such Participant's unpaid benefits shall be paid to the Participant's conservator, legal representative or any other person deemed by the Named Fiduciary to have assumed responsibility for the maintenance of such person receiving or entitled to receive benefits. In the event a Participant receiving benefits or entitled to receive benefits dies, the remainder of such Participant's unpaid benefits shall be paid to the Participant's designated beneficiary. A Participant may designate a beneficiary in the form and manner prescribed by the Named Fiduciary. Any designation of a beneficiary may be revoked by filing a later designation or revocation. In the absence of an effective designation of a beneficiary by a Participant or upon the death of all beneficiaries on or before a Participant's death, the remainder of the Participant's unpaid benefits shall be paid to the Participant's spouse or, if none, to the Participant's estate. Any payment made pursuant to this
     Section 6 shall be a discharge of any liability under the Plan therefor.

7. Administration.

     (a) Plan Administration. Except as provided in Section 22(a), the Plan shall be administered by the Plan Administrator, who may act through one or more Named Fiduciaries under this Plan who shall have the powers and authorities as described in this Section 7. The Plan Administrator shall be the Senior Vice President, Human Resources and Communications, or such other person as the Board may appoint. The Plan Administrator shall have the authority to appoint and remove any other Named Fiduciary at his or her discretion.

         Any person acting on behalf of the Named Fiduciary shall serve without additional compensation. The Named Fiduciary shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

     (b) Powers and Duties of Named Fiduciary. The Named Fiduciary shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Named Fiduciary shall be entitled to rely on the records of the Employer in determining any Participant's entitlement to and the amount of benefits payable under the Plan. Any determination of the Named Fiduciary, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

         The Named Fiduciary may retain attorneys, consultants, accountants or other persons (who may be employees of the Employer) to render advice and assistance and may delegate any of the authorities conferred on him under this Plan to such persons as he shall determine to be necessary to effect the discharge of his duties hereunder. The Plan Administrator, or other Named Fiduciary, the Employer, the Company and its officers and directors shall be entitled to rely upon the advice, opinions and determinations of any such persons. Any exercise of the authorities set forth in this Section 7, whether by the Plan Administrator, or other Named Fiduciary or his delegee, shall be final and binding upon the Employer and all Participants.

     (c) Plan Year. The plan year shall be the calendar year.

     (d) Indemnification. To the extent permitted by law, the Employer shall indemnify any Named Fiduciary from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

8. Claims and Appeals Procedures.

     Except as provided in Sections 22(c)-(f), the Plan's benefit claims and appeals procedures shall be as follows:

     (a) Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Named Fiduciary.

     (b) The Named Fiduciary shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 60 days of the receipt by the Named Fiduciary of the Participant's claim or, if special circumstances require, and the Participant is so notified in writing, within 120 days of the receipt by the Named Fiduciary of the Participant's claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

         (i)   set forth the specific reasons for the denial of benefits;

         (ii) contain specific references to Plan provisions relative to the denial;

         (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Named Fiduciary; and

         (iv) advise the Participant that any appeal of the Named Fiduciary's adverse determination must be made in writing to the Named Fiduciary within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

     (c) If notice of the denial of a claim is not furnished within the time periods set forth above, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review procedures set forth below. If the Participant fails to appeal the Named Fiduciary's denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Named Fiduciary's determination shall become final and conclusive.

     (d) If the Participant appeals the Named Fiduciary's denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

     (e) The Plan Administrator shall advise the Participant and such individual's representative of its decision which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay. Any decision of the Plan Administrator shall be binding on all persons affected thereby.

     (f) Any dispute, controversy, or claim arising out of or relating to any Plan benefit, including, without limitation, any dispute, controversy or claim as to whether the decision of the Named Fiduciary respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious, that is not settled in accordance with the procedures outlined in Section 8, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution or other applicable rules. Before resorting to arbitration, an aggrieved Participant must first follow the review procedure outlined in this Section of the Plan. If there is still a dispute after the procedures in this Section have been exhausted, the Participant must request arbitration in writing within six (6) months after the issues, or is deemed to have issued, its determination under subparagraph (e) above.

         The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

         All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Company. The arbitrator shall have no power to amend, add to or subtract from this Plan. The award shall be admissible in any court or agency seeking to enforce or render unenforceable this Plan or any portion thereof. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable.

9. Unfunded Obligation.

         All benefits payable under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. This Plan shall constitute solely an unsecured promise by the Employer to pay severance benefits to employees to the extent provided herein.

10. Inalienability of Benefits.

         No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

11. Withholding.

         The Employer shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan.

12. Amendment or Termination.

         Except to the extent otherwise provided in Section 22(i), the Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. No amendment or termination shall adversely affect the rights of any Participant whose employment terminated prior to such amendment or termination. However, except as provided in Section 22(i), any Participant whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any Participant whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

13. Plan Not a Contract of Employment; Employer's Policies Control.

         Nothing contained in this Plan shall give an employee the right to be retained in the employment of an Employer. This Plan is not a contract of employment between the Employer and any employee.

         Any dispute involving issues of employment other than claims for benefits under this Plan shall be governed by the appropriate employment dispute resolution policies and procedures of the Employer.

14. Action by an Employer.

         Unless expressly indicated to the contrary herein, any action required to be taken by the Company may be taken by action of its Board or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the Board or any such officer.

15. Governing Law.

         The Plan is an employee welfare benefit plan within the meaning of
         Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA.

16. Severability.

         If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

17. Coordination of Benefits.

         In the event that (i) a Participant in the Plan is covered by another severance plan of Honeywell International Inc. or an affiliate which provides benefits similar to those provided under the Plan, and (ii) such Participant becomes entitled to benefits under the Plan and such other plan, each benefit to which the Participant is entitled shall contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such other plan; provided, however, that in no event shall there be any duplication of such benefit.

                                     PART II
                    SPECIAL PROVISIONS THAT BECOME EFFECTIVE
                           ONLY UPON CHANGE IN CONTROL

18. Change in Control.

     (a) The provisions of this Part II become effective upon a Change in Control and, in addition to the provisions of Part I that are not superseded by provisions of this Part II, shall control (i) the determination of eligibility for, the amount of, and the time of payment of benefits under the Plan to any Existing Participant or Officer Participant who is the subject of a Covered Termination which occurs within the two-year period following the Change in Control, (ii) the terms of payment for any Existing Participant or Officer Participant whose Severance Period extends beyond the Change in Control, and (iii) the determination of eligibility for, the amount of, and the time of payment of benefits under Section 21 of the Plan to any Existing Participant or Officer Participant.

     (b) Without derogation to the effect the provisions of this Part II may have on the determination of any Participant's eligibility for benefits under the Plan or the amount of such benefits, it is intended that this
         Part II will assure that the purposes of this Plan, as they may affect Existing Participants or Officer Participants, will not be adversely affected by the unique circumstances which may exist following a Change in Control. The provisions of this Part II will have no effect whatsoever prior to a Change in Control.

19. Definitions.

     (a) "Honeywell Employer" means the Employer and any other person, organization or entity that agrees in writing to be bound by the terms of the Plan for a period of time that extends at least through the two-year period following a Change in Control.

     (b) "Annual Incentive Compensation" means, notwithstanding the provisions of Section 1(b); the product of Annual Base Salary and the greater of
         (i) the target percentage utilized in determining Incentive Awards as in effect for the most recent Determination Year ended prior to the Change in Control, or (ii) the average of the target percentages applied in determining the Participant's Incentive Award in the last three Determination Years prior to the date of Covered Termination (or such lesser period as the Participant may have been employed).

     (c) "Covered Termination" means, notwithstanding the provisions of Section 1(j), severance of the employment relationship (i) at the initiative of the Participant for Good Reason, or (ii) at an Honeywell Employer's initiative for reasons other than death or Gross Cause. Notwithstanding the preceding sentence, in the event of a sale or transfer of a facility or line of business that causes a severance of the employment relationship, a Covered Termination shall be deemed to have occurred only if the new employer has not agreed in writing to be an Honeywell Employer with respect to the Participant or the Participant is not employed by the new employer.

     (d) "Existing Participant" for purposes of this Part II means (i) an individual who, on July 1, 1993, was an employee of an Employer in Salary Grade 20 or above or in a position comparable to Salary Grade 20 or above, or (ii) an individual who, as of April 1, 1999, is determined by the Senior Vice President, Human Resources and Communications to be in a position comparable to Salary Grade 20, and is or reports directly to a functional Senior Vice President of the Company.

     (e) "Good Reason" means any one or more of the following:

         (i) A material change in the Participant's position, duties and/or responsibilities as they existed in the period immediately preceding the Change in Control.

         (ii) Any significant reduction in Base Salary or Annual Incentive Compensation.

         (iii) Any significant reduction in benefit coverages available to the Participant under the Company's medical benefit plans for active employees or comparable medical benefit plans of any other Honeywell Employer or any significant increase in premiums to be paid by the Participant for such benefits.

         (iv) Any reduction in the economic value of awards granted under the Company's long-term incentive plan or comparable long-term incentive plan of any other Honeywell Employer in which the Participant participates.

         (v) Any significant reduction in the rate of the Company's contribution to its savings plan or of any other Honeywell Employer's contribution to a savings plan comparable to the Company's savings plans or any significant reduction in the rate of benefit accrual under the AlliedSignal Inc. Retirement Program or any other comparable pension plan sponsored by an Honeywell Employer in which the Participant participates.

         (vi) Any significant reduction in the benefit coverages available to the Participant under the long-term disability plan of the Company or any comparable long-term disability plan of any other Honeywell Employer or any significant increase in premiums to be paid by the Participant for such benefits.

         (vii) Any significant reduction in the life insurance benefits available to the Participant, including any change affecting the Company's Executive Life Insurance Program or comparable program of any other Honeywell Employer, or any significant increase in premiums to be paid by the Participant for such benefits.

         (viii) Any geographic relocation of the Participant's position to a new location which is more than fifty (50) miles from the location of the Participant's position immediately prior to a Change in Control.

         (ix) Any action by an Honeywell Employer that under applicable law constitutes constructive discharge.

         (x) Any failure to pay the benefit determined under Section 20(b) within the time required under Sections 21(a) or 21(b).

         (xi) The failure of any Honeywell Employer that is a successor to the Company or any of its affiliates (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to honor this Plan, if such assumption is legally required to make this Plan enforceable against the successor.

         For purposes of this Section 19, the term "significant reduction" shall mean a reduction or series of reductions with respect to the same form of benefit or remuneration which are greater than 10% or which do not affect all persons covered by the plan or program in question. For purposes of this Section 19, the term "significant increase" shall mean an increase or a series of increases in the Participant's percentage of total premiums for a benefit which are greater than 10% or which do not affect all persons covered by the plan or program in question.

     (f) "Gross Cause" means, notwithstanding the provisions of Section 1(p), any act or acts constituting a felony committed against an Honeywell Employer, its property or business.

     (g) "New Plan Administrator" shall mean such person or persons appointed pursuant to Section 22 to administer the Plan upon the occurrence of a Change in Control.

20. Enhancement Benefit.

     (a) If, following a Change in Control, any payment to a Participant from an Honeywell Employer or from any benefit or compensation plan or program sponsored or funded by an Honeywell Employer is determined to be an "excess parachute payment" within the meaning of Section 280G or any successor or substitute provision of the Code, with the effect that either the Participant is liable for the payment of the tax described in Section 4999 or any successor or substitute provision of the Code (hereafter the "Section 4999 tax") or the Honeywell Employer has withheld the amount of the Section 4999 tax, an additional benefit (hereafter the "Enhancement Benefit") shall be paid from this Plan to such affected Participant.

     (b) The Enhancement Benefit payable shall be an amount, which when added to all payments constituting "parachute payments" for purposes of Section 280G or any successor or substitute provision of the Code, is sufficient to cause the remainder of (i) the sum of the "parachute payments", including any Enhancement Benefit, less (ii) the amount of all state, local and federal income taxes and the Section 4999 tax attributable to such payments and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of
         Section 4999 tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, to be equal to the remainder of (iii) sum of the "parachute payments", excluding any Enhancement Benefit, less (iv) the amount of all state, local and federal income taxes attributable to such payments determined as though the Section 4999 tax and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of Section 4999 tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, did not apply.

     (c) In the event of a Change in Control, the provisions of this Section 20 shall be applicable to all Participants, as defined in Section 1(s).

21. Benefit Payments and Forfeitures.

     (a) Benefit Payments. Notwithstanding the provisions of Section 4, benefits that are determined to be payable to a Participant under Sections 3(a)(i) and 3(a)(ii) on or after a Change in Control shall be paid within thirty days following the later of the Change in Control or the Covered Termination, in a single payment equal to the sum of (i) the total amount of the benefit remaining payable under Section 3(a)(i), and (ii) the amount of the benefit remaining payable under Section 3(a)(ii) for all Determination Years which are coextensive, in whole or part, with the Severance Period. The requirements of Section 3(b) shall have no application to benefits payable after a Change in Control. Benefits which are determined to be payable to a Participant under
         Section 20(a) shall be paid within thirty days following the later of a Change in Control or the date the "parachute payments" referred to in
         Section 20 are made, in a single payment equal to the amount of the benefit determined under Section 20(b). If any benefit is paid later than the time provided in this Section 21(a), such late payment shall be credited with interest for the period from the date payment should have been made to the date actually made at a rate equal to the average quoted rate for three-month U.S. Treasury Bills for the week preceding the date of payment, as determined by the New Plan Administrator, plus six percentage points.

     (b) Subsequent Benefit Payments. Notwithstanding the provisions of Section 4, in the event the Internal Revenue Service assesses a Section 4999 tax due which is in excess of the amount determined by the Honeywell Employer under Section 20(b), a Participant shall be paid within thirty days following the date the Participant gives notice to the New Plan Administrator of proof of payment of the Section 4999 tax in a single payment equal to the amount of the additional benefit determined under
         Section 20(b), based upon the amount of the Section 4999 tax paid in excess of any Section 4999 tax with respect to which any Enhancement Benefit was previously paid. If any benefit is paid later than the time provided in this Section 21(b), such late payment shall be credited with interest for the period from the date payment should have been made to the date actually made at a rate equal to the average quoted rate for three-month U.S. Treasury Bills for the week preceding the date of payment, as determined by the New Plan Administrator, plus six percentage points.

     (c) Forfeiture of Benefits. Notwithstanding the provisions of Section 5, a Participant receiving benefits or entitled to receive benefits under the Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, as determined by the New Plan Administrator, (i) is convicted of a felony committed against an Honeywell Employer, its property or business, (ii) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of an Honeywell Employer for personal gain or for the benefit of another party, or (iii) actively recruits and offers employment to any management employee of an Honeywell Employer.

22. Administration.

     (a) New Plan Administrator. On or before a Change in Control, the Company, its successors, or persons operating under its control or on its behalf (hereafter the "Corporation") shall appoint a person independent of the Corporation to be the New Plan Administrator upon the occurrence of a Change in Control and the Plan Administrator shall immediately provide to the New Plan Administrator such information with respect to each Participant in the Plan as shall be necessary to enable the New Plan Administrator to determine the amount of any benefit which is then or may thereafter become payable to such Participants.

     (b) Authority. Upon the occurrence of a Change in Control, the New Plan Administrator shall have exclusive authority to make initial determinations of eligibility for the benefits under the Plan, subject to the requirements of Section

         22(f). The New Plan Administrator may, in reviewing any recommendation for benefit eligibility pursuant to this Section 22, rely on representations made by the Corporation or an Honeywell Employer pursuant to Section 22(c). However, in the event that none of the recommendations are agreed to by the Participant, the New Plan Administrator shall refer the disputed claim for benefits under this Plan for resolution as provided in Section 22(f). Any recommendation by the New Plan Administrator under this Section 22, any determination by the New Plan Administrator as to the eligibility for or the amount of benefits which are not in dispute and any judicial determination pursuant to Section 22(f) shall be final and binding on the Corporation and the Honeywell Employer. The Corporation and the responsible Honeywell Employer shall make payments to Participants as directed by the New Plan Administrator or pursuant to judicial determination pursuant to Section 22(f).

     (c) Corporation or Honeywell Employer Recommendations. Upon the occurrence of a Change in Control, the Corporation and any Honeywell Employer may make recommendations to the New Plan Administrator with respect to benefit determinations for affected Participants under the Plan and the New Plan Administrator shall immediately forward any such recommendation to the affected Participant. If the recommendation is agreed to in writing by the Participant, the New Plan Administrator shall advise the Corporation and any responsible Honeywell Employer, and the Corporation or Honeywell Employer, whichever is responsible, shall immediately make payment.

     (d) Independent Recommendations. In the case of a recommendation which is not agreed to by the affected Participant, the New Plan Administrator shall immediately review the recommendation of the Corporation or responsible Honeywell Employer and within 15 days of notice of the dispute from the Participant, determine whether it is in accordance with the terms of the Plan and notify the Corporation or responsible Honeywell Employer and the Participant of its findings. If the New Plan Administrator determines that the recommendation is not in accordance with the terms of the Plan and that an adjustment is necessary and the Participant agrees in writing to such adjustment, the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall immediately make payment. Any such adjustment determined by the New Plan Administrator, whether agreed to by the Participant or not, shall be final and binding upon the Corporation or responsible Honeywell Employer and may not be challenged by either of them.

     (e) Direct Application. Upon notice to the New Plan Administrator by an affected Participant, as to whom the Corporation or responsible Honeywell Employer has made no recommendation, that a Covered Termination has occurred, the Corporation or responsible Honeywell Employer shall be notified by the New Plan Administrator and given 15 days from the date the Participant gave notice to the new Plan Administrator within which to make a recommendation as to benefit determination. The New Plan Administrator shall also make its own independent determination as to the benefit payable under the terms of the Plan. Within 21 days of receipt of the notice from the affected Participant, the New Plan Administrator shall transmit to the Participant its own recommendation and that of the Corporation or responsible Honeywell Employer if such is available. If either recommendation is accepted in writing by the affected Participant, the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall immediately make payment. Any recommendation by the New Plan Administrator shall be final and binding upon the Corporation or responsible Honeywell Employer and may not be challenged by either of them.

     (f) Disputed Recommendation. If an affected Participant does not agree in writing within 30 days of transmittal to accept any of the recommendations made pursuant to Sections 22(c), 22(d) or 22(e), the New Plan Administrator shall consider the amount in excess of the highest recommendation to be a claim for benefits which is in dispute and shall, with respect to such amount, initiate an action in interpleader pursuant to Rule 22 of the Federal Rules of Civil Procedure or analogous rules, before a court of competent jurisdiction. The New Plan Administrator shall not assert any claim or take any position in this proceeding based on its interpretation of the terms of the Plan, other than the provisions of this Section 22.

     (g) Attorneys Fees and Costs. If a Participant is paid or is determined to be entitled to receive benefits (i) in excess of any recommendation made by the Corporation or responsible Honeywell Employer pursuant to Sections 22(c) or 22(e), or (ii) in a case where the Corporation or responsible Honeywell Employer have made no recommendation pursuant to Sections 22(c) or 22(e), the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall immediately pay or reimburse the affected Participant for the full amount of any attorneys' fees and other expenses the affected Participant incurred in pursuing his or her claim for benefits. The payment or reimbursement shall include the standard hourly rates charged by each such attorney, any and all other expenses related to the action incurred by or on behalf of the affected Participant, the costs and expenses of any experts utilized to prepare the claim, and any court costs assessed against the affected Participant.

     (h) Undisputed Benefits. Prior to the resolution of amounts in dispute under Section 22(f), the Participant shall be paid immediately by the Corporation or responsible Honeywell Employer in accordance with the terms of the Plan, the higher of (i) the amount recommended, if any, by the Corporation or the responsible Honeywell Employer, or (ii) the amount recommended by the New Plan Administrator.

     (i) Amendment or Termination. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder.

     (j) No Waiver. No waiver by a Participant at any time of any breach by the Company of, or of any lack of compliance with, any condition or provision of this Plan to be performed by the Company shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of Good Reason conditions which would enable a Participant to trigger his own termination under clause (i) of Section 19(b)) be deemed a waiver of such right or any other right provided under the Plan, it being intended that a Participant who has perfected a right under the Plan (including, but not limited to, a Participant's right to trigger his own termination under clause (i) of Section 18(b)) shall be entitled to assert that right in accordance with the terms of the Plan unless the Participant affirmatively elects, in writing, to waive such right.

                   HONEYWELL INTERNATIONAL INC. SEVERANCE PLAN
                              FOR SENIOR EXECUTIVES

                                    Exhibit A


                 ACTIVE PARTICIPANTS IN SENIOR SEVERANCE PROGRAM

36 Months (base and target bonus)
---------------------------------
Daniel P. Burnham
Ralph E. Reins
Frederic M. Poses
John W. Barter
Lawrence A. Bossidy
Peter M. Kreindler

24 Months (base and target bonus)
---------------------------------
Robert A. Choulet
James A. Robinson
James J. Verrant
J. Thomas Zusi
Bill W. Wilcock
Nicholas A. Cameron
David C. Hill
Paul J. Norris
Hans B. Amell      (1)
Isaac R. Barpal
G. Peter D'Aloia
David G. Powell
Donald J. Redlinger
Paul R. Schindler (1)
James E. Sierk

18 Months (base and target bonus)
---------------------------------
Gerald W. Brucker
James J. Griffin
William F. Grun
Paul J. Hoedeman
John D. Hofmeister
Jimmy (Jim) C. Houlditch

                   HONEYWELL INTERNATIONAL INC. SEVERANCE PLAN
                              FOR SENIOR EXECUTIVES

                              Exhibit A (Continued)

18 Months (base and target bonus)
---------------------------------
Ken Kivenko
Ernest E. Linneman
Walter C. Miller
Kenneth Pickar
Mark Shimeionis
Louis W. Smith
David A. Tawfik
John R. Ayers
Don DeFosset
Michael A. Monti, Jr.
Gerard Mura
H. Donald Perkins, Jr.
Robert Ruffin
Daniel G. Henderson
Jay Kaplan
L. Ray Taunton
Edward W. Callahan
Martin B. Cohen
Kenneth W. Cole
Charles L. Griffin, Jr.
J. Paul McGrath
Kevin M. Salisbury
Andrew B. Samet
Raymond C. Stark

Hired/Promoted After 7/1/93:
----------------------------
Ronald N. Hoge
J. (Joe) B. Leonard
Gregory L. Summe
Mark P. Bulriss
Nancy A. Garvey
Jeffrey M. Lipshaw

                     NOTES: (1) Per offer letter commitment

                                AMENDMENT OF THE
                           HONEYWELL INTERNATIONAL INC.
                       SEVERANCE PLAN FOR SENIOR EXECUTIVES
                 As Amended and Restated as of December 20, 2001


                                   WITNESSETH
                                   ----------

WHEREAS, Honeywell International Inc. (the "Corporation") is the sponsor of the Honeywell International Inc. Severance Plan for Senior Executives, as amended and restated as of December 20, 2001 (the "Plan"); and

WHEREAS, Section 12 of the Plan reserves to the Corporation the right to amend the Plan at any time; and

WHEREAS, the Corporation is desirous of amending the Plan in certain particulars;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2003, as follows:

1.   Section 3(c)(i) of the Plan shall be amended to read as follows:

     (i) Except as provided in subparagraph (ii) below, any benefit determined to be payable to a Participant under this Plan (excluding any benefit payable under Section 19(a)) shall be reduced by the amount of any severance, redundancy or employment termination benefit payable to the Participant under (A) any other severance plan sponsored or funded by an Employer, (B) any agreement, whether oral or written, express or implied, or (C) any statutory, regulatory, court or other legally mandated entitlement, regardless of whether the benefit determined under such other plan, agreement or statutory or court mandated entitlement is payable at an earlier or a later date than payments under the Plan.

2.   Section 17 of the Plan shall be amended to read as follows:

     In the event that a Participant in the Plan becomes entitled to severance, redundancy or employment termination benefits under another severance plan, agreement or statutory, regulatory, court or other legally mandated entitlement, each benefit to which the Participant is entitled shall contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such other plan, agreement or statutory or court mandated entitlement; provided, however, that in no event shall there be any duplication of such benefit.